Contract between W. Garriott "Garry" Baker & FullCircle Registry, Inc.


Exhibit 4.3
                           Personal Services Contract


This Personal Services Contract ["Contract"] is made effective as of April 15th, 2003 by and between FullCircle Registry, Inc., a Nevada corporation ["FCR"] currently of 23rd Floor, PNC Plaza, 500 West Jefferson Street, Louisville, Kentucky 40202, and William Garriott "Garry" Baker ["Baker"] currently of 8100 North Roundtree Road, Flagstaff, Arizona 86001 [together, the "Parties"].

Recitals of the Parties

         WHEREAS, FCR engages in various business enterprises;

         WHEREAS, the board of directors of FCR has investigated and considered the background, experience and qualifications of Baker to serve as an officer of FCR to its complete satisfaction;

         WHEREAS, the board of directors of FCR wishes to secure the personal services of Baker to serve as a corporate officer, namely, president, and/or other positions as it may deem appropriate from time to time;

         WHEREAS, Baker is willing to serve full-time in the capacity of a corporate officer for FCR;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, stipulations and agreements contained herein, and for other good and valuable consideration contained herein and otherwise implied, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

I.       Definitions.

         A. Definition of "FCR".
         For the purposes of this Contract, "FCR" is defined as FullCircle Registry, Inc. in its present form and as it may change from time to time in name, structure and mode of operation, to include any subsidiary, affiliate, parent company and/or sub-contractor(s), as well as the employees, Owner(s), successor(s), assign(s) and/or heir(s) of any of the foregoing.

         B.  Definition of "Third Parties".
         For the purposes of this Contract, "Third Parties" shall mean persons or entities not included in the definition of FCR.

         C.  Definition of "Owners".
         For the purposes of this Contract "Owners" shall mean the FCR board of directors and all FCR stockholders.

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II.    Baker.
        A. Best Efforts.
             1. Baker agrees to perform faithfully to the best of his ability and experience all of the duties that are generally associated with the position of president or other positions as the Owners may direct from time to time and may be required by the express or implicit terms of this Contract to the reasonable satisfaction of FCR.

             2. Such duties shall be performed at FCR's offices in Louisville, Kentucky and at such other temporary locations as the needs, business or opportunities of FCR may require from time to time.

             3. Baker shall provide Owners with all information, suggestions and recommendations that can benefit FCR of which he has knowledge.

        B. Duties and Authority.
             1. Baker shall have primary reporting responsibility to Owners for actual or contemplated corporate initiatives, operations, marketing, sales, gross revenues and profitability.

             2. Subject only to the directives of Owners, Baker shall
                have:
                    a) final decision-making authority in all matters
                       pertaining to FCR's corporate development, operations and personnel.

                    b) final budgetary authority.

                    c) final authority with regard to the investment of
                       corporate funds.

                    d) final authority to incur
                    corporate debt.

                    e) sole authority to enter into
                    contracts on behalf of FCR.

                    f) signatory authority for payments made from FCR's funds.

                    g) the ability to assign limited signatory authority to
                       other FCR employees or to CPAs contracted by FCR.

                    h) final authority to approve or disapprove expenditures
                       and requisitions of corporate funds.

                    i) primary responsibility for FCR's corporate strategy and business plan.

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                    j) final approval of policies, procedures, protocols,
                       distribution systems, advertising, public relations and collateral materials.

        C. Disclosure of Conflicting Interests.
        Baker is required to promptly disclose to the Owners any current or previous activities or interests that conflict or may conflict with the best interests of FCR.

        D. Diversion of Corporate Funds for Personal Use; Redirection of Compensation to Third Parties. Except as expressly provided for in this Contract, Baker shall neither divert corporate funds to himself or any third party for his personal use or benefit nor assign any compensation payable hereunder to a Third Party without first providing a full written disclosure of the nature of and reason for such diversion to Owners and obtaining written permission from the Owners.

        E. Assignment of Duties.
        Baker's cannot assign any of his duties under this Contract to any other person or entity without a corporate resolution, unless such person or entity is an employee, contractor or assignee of FCR and it is reasonable to do so in the normal course of business.

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        F. Confidentiality.
             1. Baker acknowledges that FCR has and will have information regarding inventions, products, prices, costs, discounts, future plans, business affairs, processes, trade secrets, technical matters, customer lists, trademarks, copyrights and other vital information [collectively, "Confidential
             Information"], which are valuable, special and unique assets of FCR.

             2. Baker agrees that he will not at any time or in any manner, either directly or indirectly, divulge, disclose or communicate in any manner any Confidential Information to any Third Parties, except as may be necessary and prudent in the normal course of business within the scope of a duly executed confidentiality agreement.

             3. If FCR presents independently corroborated evidence to Baker that he has disclosed or threatened to disclose Confidential Information to any Third
             Parties without having met the conditions F. 2., above, FCR shall be entitled to terminate Baker for Cause (as specified in IV.B.1., below) and/or to an injunction to restrain Baker from disclosing, in whole or in part, such Confidential Information or from providing any services to any Third Parties to whom such Confidential Information has been disclosed or may be disclosed.

             4. The Confidential Information provisions of this Contract shall remain in full force and effect for a two (2) year period after the termination of this Contract with or without Cause, provided FCR exists. During such two (2) year period, if this Contract was terminated for Cause (as specified in IV.B.1., below) neither Party shall make or permit the making of any public announcement or statement of any kind that Baker was formerly connected with FCR.

        G. Non-compete.

             1. Baker acknowledges that the various items of Confidential Information are valuable, special and unique assets of FCR. For a period of two (2) years following the termination of this Contract with or without Cause, provided FCR exists, Baker covenants that he will not, either personally or through Third
             Parties:

                a) sell the same products or services as FCR.

                b) become an employee of a third party selling the same products or services as FCR.

                c) directly or indirectly have an ownership interest in a business selling the same products or services as FCR.

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                d) solicit an FCR customer for the same products or
                services sold by FCR. H. Other Contracts. 1. Personal Services Contract with FCR Paradigm Solutions Group.

        H. Other Contracts

             1. Personal Services Contract with FCR Paradigm Solutions Group

             FCR

III.  FCR

        A. Indemnification
             1. Indemnification of Baker as an Officer and/or Director.

                a) FCR shall at all times during the term of this Contract maintain in full force effect a policy of directors and officers insurance under which Baker is a covered person by name or title.

                b) FCR shall give Baker a copy of said insurance policy and the persons covered thereunder within 60 (sixty) days of the effective date of this contract and within 60 (sixty) days of each successive renewal for as long as this Contract remains in effect.

                c) In the event of FCR's failure so maintain said insurance, FCR shall directly indemnify Baker in accordance with the provisions of said insurance, as if it had been purchased from the insurer of Baker's choice.

             2. Indemnification of Baker against Errors and Omissions.

                a) FCR shall at all times during the term of this Contract maintain in full force effect a policy of errors and omissions insurance under which Baker is a covered person by name or title.

                b) FCR shall give Baker a copy of said insurance policy and the persons covered thereunder within 60 (sixty) days of the effective date of this contract and within 60 (sixty) days of each successive renewal for as long as this Contract remains in effect.

                c) In the event of FCR's failure so maintain said insurance, FCR shall directly indemnify Baker in accordance with the provisions of said insurance, as if it had been purchased from the insurer of Baker's choice.

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             3. Use of Hired and Non-owned Automobiles.

             In the event Baker rents an automobile for the performance of his duties hereunder, FCR shall either maintain a policy of Hired and Non-Owned Automobile insurance, or reimburse Baker for the purchase of rental liability insurance from the rental car vendor.

             4. FCR and Owners stipulate that FCR and/or Owners have conducted, are conducting, or may conduct, either directly or indirectly, one or more enterprises or activities, by one or more means, either personally or through one or more persons or entities.
             Baker is hereby held harmless and fully indemnified, including attorneys' fees, both jointly and severably, for any and all liabilities incurred in the conduct of such enterprises by FCR and/or Owners and any and all persons or entities of whatever type or description, in which FCR and/or Owners had, have or may have in any business interest whatsoever, including, but not limited to any subsidiary(ies), licensee(s), franchisee(s), contractor(s), agent(s), and/or person(s) acting directly or indirectly, whether independently or together, to further the interest(s) of FCR or Owners or both, including, but not limited to, their employee(s), contractor(s), representative(s), agent(s), family member(s) and/or other person(s) connected or related to the foregoing.

             5. Exculpation of Baker from Responsibilities of Owner(s).

             Baker shall fully cooperate with the FCR board of directors to fulfill its legal obligations. However, since Baker cannot and will not be liable for any acts or omissions, past or present, outside of his complete and immediate control, he shall incur no personal liability whatsoever for the failure of Owners to fulfill such obligations, including, but not limited to:

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                a) issuing and recording stock certificates;

                b) maintaining complete and accurate corporate records;


                d) accurately completing and distributing corporate minutes on a timely basis;
                on a timely basis;

                e) filing its list of corporate and directors with the proper authorities;

                f)fully complying with all laws for the proper conduct of limited liability corporations in its domiciliary state of Delaware and all other states in which it does business;

                g) securing all necessary licenses and permits required to conduct its business;

                h) maintaining accurate financial records in accordance with General Accounting Principals;

                i) arranging periodic external audits;

                j) paying taxes of any type or description;

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                k) requirements of the SEC, DOL, IRS or any other federal, state or municipal governmental agency or body;

                l) or any other duty explicitly or implicitly associated with the legal and proper conduct incumbent upon one or more Owners in their collective or individual circumstances.

        B. Compensation and Benefits.

            1. Monthly Base Salary.

                a) FCR shall pay Baker a Monthly Base Salary of ten thousand dollars ($10,000) due and payable on or before the 15th day of each month beginning in March 2003.

             2. Paid Vacation Time.

                a) Baker shall be entitled to twenty (20) weekdays of Paid Vacation Time during each contract year, for which he shall receive his Monthly Base Salary.

                b) Unused Paid Vacation Time will be converted to salary on the last day of each February and paid by FCR on or before the fifteenth (15th) day of the next month.

             3. Paid Sick and Personal Leave.

                a) Baker shall be entitled to 10 weekdays of Paid Sick and Personal Leave each contract year, for which he shall receive his Monthly Base Salary.

                b) Unused Paid Sick and Personal Leave may be converted to salary on the last day of each February and paid by FCR on or before the fifteenth (15th) day of the next month.

             4. Paid Holidays.

             Baker shall be entitled to the following holidays, for which he shall receive his Monthly Base Salary: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day following Thanksgiving, Christmas Eve Day and Christmas Day.

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             5. Stock Options.

             FCR shall, at the times and in the quantities specified herein, offer Baker options to purchase shares of FCR stock at the purchase price of $0.01 (one cent) per share, which Baker, should he exercise said options for all or a portion of the shares available thereunder, Baker is restricted from selling for a period of one year from the date of issuance. All shares shall be issued to 1996 Family Trust u/t/d 3/13/96 within 30 (thirty) days of the date Baker exercises any stock option(s).

                a) 175,000 (one-hundred seventy-five) shares within 30 (thirty) days of the execution of this Contract,

                b) 5,000 (five thousand) shares on the first of each of the first 12 (twelve) months this Contract is in effect, and

                c) 40,000 (forty thousand) shares for every 10,000 (ten thousand) persons for whom any plan of medical expense reimbursement under Section 105 of the U. S. Tax Code is implemented through FCR.

             6. Health Coverage.
             At all times while this Contract is in effect, FCR shall either (a) maintain in full force and effect a comprehensive group health plan that provides full coverage for out-of-state and/or non-participating providers, under which Baker and his wife will become eligible for guaranteed enrollment after an eligibility waiting period ending no more than thirty (30) days after the effective date of this Contract; or (b) reimburse Baker in full for personally maintaining a plan of health insurance. FCR shall pay the entire group health premium for Baker and his wife, or, in the alternative, reimburse Baker for the entire premium expense for personally maintaining a plan of health insurance.

             7. Long Term Disability Insurance.

                a) At all times while this Contract is in effect, FCR shall maintain in force a group or individual policy or in the alternative, self-insure) benefits in the event Baker's Total Disability at the minimum specifications specified herein. "Total Disability" is defined as Baker's inability to perform all of the material duties of his position up to two (2) years after the Elimination Period, and Baker's inability to perform the regular duties of any occupation after the first two (2) years of his total disability after the Elimination Period. "Elimination Period" is defined as a period of one hundred eighty (180) days of Total Disability before benefits begin. "Partial Disability" is defined as Baker's inability to perform any material duty of his position. The benefit in the event of Baker's Total Disability shall be at least two-thirds (2/3) of his Monthly
                Base Salary until he is age sixty-five (65).
                The benefit in the event of Baker's
                Partial Disability shall be at least one-third (1/3) of his Monthly Base Salary.
                (Monthly Base Salary is defined in III.B.1., above.)

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
                b) If group coverage, FCR shall provide Baker with a certificate of coverage within ten (10) days of its receipt from the insurance company; if individual coverage, FCR shall provide Baker with the original policy within ten (10) days of its receipt from the insurance company. If no proof of coverage can be produced by FCR, then FCR is deemed to have self-insured the foregoing benefits.

             8. Term Life Insurance.
                a) At all times while this contract is in effect, FCR shall maintain in force a policy of individual or group term life insurance equal to three (3) times his annualized Monthly Base Salary naming the 1996 Family Trust u/t/d 3/13/96 as his sole beneficiary. If group coverage, FCR shall provide Baker with a certificate of coverage within ten (10) days of its receipt from the insurance company; if individual coverage, FCR shall provide Baker with the original policy within ten (10) days of its receipt from the insurance company.

        C. Expenses.

             1. Direct Expenses.

             FCR, at its sole expense, shall provide Baker with the following for any location where it becomes necessary for Baker to fulfill his duties hereunder: business cards; office space; office furnishings; office supplies; office equipment, including a desktop computer, photocopier and fax machine; postage and fees to use the United States Postal Service and other couriers; land-based telephone and long distance charges; cellular telephone, service, long distance and roaming charges; fax modem line and long distance charges; eFax service; onsite and remote Internet access service and charges.


             2. Reimbursable Expenses.

                a) FCR shall reimburse Baker for necessary and reasonable out-of-pocket expenses incurred in the performance of his duties hereunder, including, but not limited to: gasoline (in accordance with C.3.4., below), charges made by common carriers; lodging; food; entertainment; office services and work product purchased from an outside vendor, including, but not limited to, photocopying, printing, binding, computer access and modem access.

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                b) As a condition of reimbursement, Baker shall provide
                submit expense reports to FCR, with supporting receipts attached thereto, and the date location, business purpose, and, if applicable, the entity(ies) and/or person(s) legibly noted thereon.

                c) FCR shall reimburse Baker by the 15th day of the month following his submission of expense reports. 3. Housing Expense. a) FCR, at its sole expense, shall lease under its own name and be solely responsible for, housing for
                Baker, his wife and pet(s) for the duration of this agreement.

                b) The living space provided by FCR must be clean and reasonable as to size, location and safety, and shall be fully furnished, including washer, dryer, refrigerator, kitchen utensils and tableware.

                c) FCR will pay the cost, if any, to ship Baker's and his wife's essential personal belongings to and from the housing it provides.

             4. Vehicle.

                a) Baker hereby leases his automobile, namely, a 2000 Ford F250 Super Duty Crew Cab truck, Vehicle Identification Number 3FTNW21F8YMA28690 ["Leased Vehicle"] to FCR for the duration of this contract, in consideration for a $200 monthly lease payment, due and payable on the fifteenth (15th) day of each month.

                b) Unless the Parties agree otherwise by amending this Contract in writing, Leased Vehicle shall be the only vehicle used by Baker in the performance of his duties hereunder, except for rental cars used during business travel and rental cars necessary for Baker to continue to the performance of his duties hereunder while Leased Vehicle is being repaired.

                c) Baker shall, at all times this Contract is in effect, maintain automobile insurance on Leased Vehicle in amounts equal to or exceeding minimum legal requirements. Should Baker fail to maintain said automobile insurance, Baker fully indemnifies FCR for any liability arising from the use of Leased Vehicle.

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                d) Baker shall be solely responsible for maintenance of
                Leased Vehicle, except that FCR shall reimburse him for gasoline in accordance with Section III.C.2., above.

        D. Fair and Timely Compensation and Reimbursements.

        Unless FCR shows Cause why Baker should be terminated for Cause (as specified in IV.B.1., below), FCR unconditionally stipulates that, its failure to compensate Baker in the amounts and by the dates set forth herein constitutes a material breach of this Contract, and that, without further remedy to Baker, or further obligation for Baker to perform, guarantees that all compensation of whatever type due to Baker for the remaining term of this Contract will be tendered to Baker within ten (10) working days of Baker's demand, including all Monthly Base Salary (as specified in III.B.1., above), Benefits (as specified in III.B.2., 3., 4, 5., 6., 7. & 8.above), Reimbursable Expenses (as specified in III.C.2., above), all Stock Options available to Baker (under III.B.5., above), and all stock to be issued under all Stock Options Baker exercises.

        E. Access to FCR Records.
        To assure Baker can perform his duties effectively, FCR shall give him immediate and unfettered access to all corporate records, including, but not limited to, accounting, contractual, administrative, procedural, transactional, client and commission information.

        F. Other Contracts.

             1. Contract between Baker and Paradigm Solutions Group, LLC.

                a) FCR represents and warrants that Paradigm Solutions Group, LLC ["PSG"] is a wholly owned subsidiary of FCR, and that PSG has the authority to bind PSG for the purposes of this contract.

                b) The Parties hereby agree and stipulate that the Personal Services Contract dated July 1, 2002 between Baker and PSG is and remains a valid and binding contract.

                c) The Parties further agree and stipulate that all performance and payment obligations thereunder, but not the representations, warranties, stipulations and agreements therein, will be suspended for the duration of this Contract, and that said contract between Baker and PSG shall continue in full force and effect, including all performance and payment obligations, immediately upon the termination of this Contract, as if there were no suspension of said contract between Baker and PSG.

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                d) In accordance with III.F.1.c., above, the Parties agree and stipulate that there will be the same number of months remaining of the initial term of the said contract between Baker and PSG as there were as of the effective date of this Contract, to wit, fifty-two (52) months.

                e) FCR acknowledges and agrees that any compensation and expense reimbursements owing to Baker for services he has already performed under said contract between Baker and PSG before the date this Contract is effective, shall be paid to Baker by PSG and payment shall be guaranteed by FCR.

                f) Baker expressly warrants that, apart from the said contract between Baker and PSG, he does not have and shall not enter into any other contracts for personal services with Third Parties while this Contract is in effect.

            2. The Parties stipulate that Baker has fully disclosed, and FCR's board of directors has expressly acknowledged, that it is permissible for Baker to continue to receive equity draws from BeneSOURCE Brokerage Services, Inc. and B-Advisors, LLC while he serves as a corporate officer of FCR.

IV.       Term, Termination and Non-renewal.

        A. Term.
        This Contract is effective March 1st, 2003 for a period of twelve (12) calendar months and shall automatically renew for successive terms of one month in duration thereafter.

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        B. Termination with Cause.

            1."Cause" as used with regard to termination of this Contract shall have the specific meaning expressly stated in this
            Section IV.B.1. and no other. FCR will have Cause to terminate Baker, upon thirty (30) prior notice, if Baker, after being presented with corroborated and incontrovertible evidence, is:

                a) found guilty of a crime involving moral turpitude;

                b) guilty of having knowingly and willfully violating of any FCR corporate resolutions;

                c) guilty of having knowingly and
                willfully violated of the Confidential Information (II.F., above) and Non-compete (II.G., above) provisions of this Contract;

                d) guilty of having improperly diverted corporate funds (other than the amounts payable by FCR to Baker under this Contract) to his personal use without first disclosing same to the FCR board of directors;

                e) guilty of having made representations or omissions with the intension of defrauding FCR or the Owners;

                f) guilty of having knowingly and purposely committed an act of gross misconduct for which he was previously reprimanded in writing by the FCR board of directors.

            2. If FCR terminates Baker with Cause, all of his rights under this Contract (except his legally guaranteed rights to continue coverage under group insurance, if any) are eradicated on the date of termination.

        C. Termination without Cause.

            1. Should FCR terminate this Contract without Cause before the expiration of a Contract term, FCR shall attach to the notice of termination a cashier's check payable to Baker, in an amount equal to:

                a) the balance of his Monthly Base Salary (as specified in III.B.1., above) for the remainder of the full
                Contract term (including any partial month that occurred prior to the termination date), plus

                b) amounts payable for accumulated Paid Vacation Time (as specified in III.B.2., above) and Paid Sick and Personal Leave (as specified in III.B.3., above) that has accrued but not been converted to cash as of the termination date, plus

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                c) any Reimbursable Expenses due and payable hereunder
                (in accordance with C.3.2, above). 2. In the event this Contract is not renewed at the end of a term, FCR shall send Baker, via USPS Certified
                Mail by the 15th day of the month following non-renewal,
                  notice of any Stock Options that should have been made available and stock that should have been issued (in accordance with III.B.5., above) up to and including the date this Contract is terminated.

        D. Non-renewal.

            1. Either Party may elect not to renew this Contract by providing thirty (30) days notice prior to the expiration of a term

            2. In the event this Contract is not renewed at the end of a term, FCR shall send Baker, via USPS Certified
            Mail by the15th day of the month following non-renewal, a cashier's check payable to Baker in an amount equal to:

                a) the balance of his Monthly Base Salary (as specified in III.B.1., above) for the remainder of the full
                Contract term (including any partial month that occurred prior to the termination date), plus

                b) amounts payable for accumulated Paid Vacation Time (as specified in III.B.2., above) and Paid Sick and Personal Leave (as specified in III.B.3., above) that has accrued but not been converted to cash as of the termination date, plus


                c) any Reimbursable Expenses due and payable hereunder
                (in accordance with C.3.2, above). 3. In the event this Contract is not renewed at the end of a term, FCR shall send Baker, via USPS Certified
                Mail by the 15th day of the month following non-renewal, notice of any Stock Options that should have been made available and stock that should have been issued (in accordance with III.B.5., above) up to and including the date this Contract is terminated.

        E. Notice of Termination.
        Whether terminating Baker for Cause or without Cause, FCR shall provide him with thirty (30) days notice prior to the termination date.

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V. Notices.
All notices required or permitted under this Contract shall be in writing and shall be deemed delivered when postmarked as Certified Mail by the USPS, addressed to the last know address of Baker or, if to FCR, its Resident Agent, a FCR officer, a FCR director or a FCR board member.

VI. Entire Agreement.
This Contract contains the entire agreement of the Parties and there are no other promises or conditions in any other agreement, whether oral or written. This Contract supersedes any prior written or oral agreements between the Parties.

VII. Amendment.
This Contract may be modified or amended if the amendment is made in writing and signed by both Parties. VIII. Waiver of Contractual Rights. The failure of either Party to enforce any provision of this Contract shall not be construed as a waiver or limitation of that Party's right to subsequently enforce and compel strict compliance with every provision of this Contract.

IX. Applicable Law.
This contract shall be governed by the laws of the State of Arizona.

X. Binding Effect and Benefit.
The provisions hereof shall be binding upon, and shall inure to the benefit of, Baker, his heirs, executors, and administrators, as well as to FCR, its successors, and assigns.

XI. Counterparts.
This Contract may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

XII. Severability.
Whenever possible, each of the provisions of this Contract shall be construed and interpreted in such a manner as to be effective and valid under applicable law. If any provisions of this Contract or the application of any provision of this Contract to either Party or any circumstance shall be prohibited by, or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision, any other provision of this Contract, or the application of such provision to other circumstances the or the other Party.

XIII. Interpretation.
The headings contained in this Contract are solely for the purpose of reference, are not part of the Contract of the Parties and shall not in any way affect the meaning or interpretation of this Contract.

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
IN WITNESS WHEREOF, FCR and Baker have caused this Contract to be executed as of the 14th day of April, 2003 with each party's signature.

On behalf of FullCircle Registry, Inc.



_______________________________________________________________________________
Steven A. Whitten, CEO


_______________________________________________________________________________
Signature                                                         Date





_______________________________________________________________________________
William Garriott "Garry" Baker                                    Date


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